Exhibit 10.2

PERFORMANCE SHARE UNITS AGREEMENT

THIS PERFORMANCE SHARE UNITS AGREEMENT (“Agreement”) is made and entered into as of                     , 20     by and between COVENTRY HEALTH CARE, INC., a Delaware corporation, (the “Company”) and                      (“Holder”).

1.            Award. The Company hereby awards Holder                  Performance Share Units (collectively, “PSUs”, singularly, “PSU”), subject to the terms and conditions of this Agreement and the terms and conditions of the Amended and Restated 2004 Incentive Plan. If the terms of this Agreement conflict with or are inconsistent with the terms of the Amended and Restated 2004 Incentive Plan, the Amended and Restated 2004 Incentive Plan shall control. Defined terms used herein and not defined shall have the meanings ascribed to them in the Amended and Restated 2004 Incentive Plan.

2.            Definition of PSU. A PSU is a hypothetical share of the Company’s common stock. The value of a PSU on any given date shall be equal to the closing market price of the Company’s common stock on the New York Stock Exchange as of such date. A PSU does not represent an equity interest in the Company, carries no voting rights and is not entitled to receive dividends. The Holder shall have no rights as a shareholder with respect to the hypothetical shares of the Company’s common stock to which this award relates.

3.            Restrictions, Performance Goals and Conditions:

(a) Restrictions. Commencing with the date hereof, the Holder agrees that Holder has no right to, and shall not, sell, transfer, pledge or assign, in whole or in part, the PSUs. Except as set forth herein, the PSUs (x) shall not be earned until the performance goal(s) set forth herein shall have been attained and (y) shall not vest until the required time period with respect to the PSUs shall have lapsed.

(b) 2012-2013 Cumulative Performance Goals.

(i)	This award of PSUs (“Award”) is performance-based and conditioned upon the Company’s attainment of the performance goal(s) set forth below:

[INSERT]

(ii)	The number of PSUs ultimately awarded to Holder pursuant to this Agreement shall be determined in accordance with the percentages set forth above. Accordingly, based on the performance goals set forth above, Holder may be entitled to a number of PSUs from [__]% to [__]% of the original grant set forth in Section 1.

(c) Vesting. Except as set forth herein, upon the attainment of the performance goal(s) set forth in subsection 3(b)(i) and the determination of the number of PSUs, if any, ultimately awarded to Holder in accordance with subsection 3(b)(ii) (the “Restricted PSUs”), the Restricted PSUs shall be subject to forfeiture until payout of the PSUs in accordance with Section 5 hereof. The Restricted PSUs shall vest in equal 1/3 increments on December 31, 2013, December 31, 2014 and December 31, 2015 (each a “Vesting Date”).

(d) Forfeiture. Holder must be actively and continuously employed by the Company at the time of payout of the PSUs. In the event of the termination of Holder’s service as an employee of the Company for any reason during the term of this Agreement and prior to payout of any PSUs, the PSUs (to the extent not already paid out) shall be forfeited and this Agreement shall become null and void.

(e) Death, Disability or Change in Control of the Company. Notwithstanding Subsections 3(c) and 3(d), above, if Holder’s termination of service as an employee of the Company is the result of Holder’s death or Disability, all Restricted PSUs shall immediately vest as of the date of Holder’s death or Disability. Notwithstanding the other provisions of this Agreement, in the event of a Change in Control of the Company on or before December 31, 2013, 100% of the original grant of the PSUs set forth in Section 1 shall vest as of the date the Change in Control is deemed to have occurred, and, in the event of a Change in Control of the Company after December 31, 2013, all Restricted PSUs as to which restrictions have not lapsed shall vest as of the date the Change in Control in deemed to have occurred.

4.             Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure affecting the Company’s common stock, such substitution or adjustment shall be made in the number of PSUs as may be determined to be appropriate by the Compensation Committee of the Company’s Board of Directors, in its sole discretion, provided that the number of PSUs subject to any award shall always be a whole number. Additional shares of PSUs shall be subject to the same restrictions and other terms and conditions that apply to the original shares of PSUs with respect to which such adjustments are made.

5.            Payment.

(a) All payments under this Agreement shall be made in cash, subject to the restrictions set forth in the Amended and Restated 2004 Incentive Plan, including any limitations on the maximum annual amount of cash settled performance awards that can be earned in any performance period. As soon as reasonably practicable after vesting in accordance with Section 3(c) hereof, the Restricted PSUs shall be paid to Holder if Holder is actively and continuously employed with the Company at the time of payout. The amount of cash that shall be paid to Holder shall equal the number of Restricted PSUs earned and vested multiplied by the average closing market price of the Company’s common stock on the New York Stock Exchange for the trading days from December 15 of the year of the applicable Vesting Date through January 15 of the year following the applicable Vesting Date, minus any withholding for taxes.

(b) If Holder’s employment terminates as a result of Holder’s death or Disability, the amount of cash that shall be paid to Holder or Holder’s beneficiaries shall equal the number of Restricted PSUs (to the extent not already paid out) multiplied by the average closing market price of the Company’s common stock on the New York Stock Exchange for the thirty trading days preceding the date of death or Disability, minus withholding taxes. In the event of a Change in Control of the Company, the amount of cash that shall be paid to Holder shall equal the number of PSUs that vest upon a Change in Control in accordance with Section 3(e) hereof multiplied by the average closing market price of the Company’s common stock on the New York Stock Exchange for the thirty trading days preceding the date a Change in Control of the Company is deemed to have occurred, minus any withholding for taxes.

6.            Non transferability. The Holder’s rights hereunder shall not be transferable otherwise than as provided in the Amended and Restated 2004 Incentive Plan, and the terms thereof shall be binding on the executors, administrators, heirs and successors of Holder.

7.            Executive Incentive Compensation Recoupment Policy. Holder acknowledges and agrees that this Agreement and the PSUs awarded hereunder are subject to the Company’s Executive Incentive Compensation Recoupment Policy, as currently in effect or as hereinafter amended.

8.            Defined Terms. Defined terms used herein and not otherwise defined shall have the meanings ascribed to them in the Amended and Restated 2004 Incentive Plan.

9.            Amendment: Choice of Law. This Agreement may be amended as provided in the Amended and Restated 2004 Incentive Plan. This Agreement shall be governed by Delaware law.

(Signature Page Follows)

COVENTRY HEALTH CARE, INC.

By:
Name:
Title:

HOLDER:

By:
Name: